Exhibit 99.1
Press Release
For Immediate Release

Independent Bank Group, Inc. Completes Acquisition of Carlile Bancshares, Inc.

McKINNEY, Texas, April 3, 2017 /Globe Newswire -- Independent Bank Group, Inc. (Nasdaq: IBTX), the holding company for Independent Bank, today announced the completion of the acquisition of Carlile Bancshares, Inc. Carlile Bancshares conducts its banking operations through its wholly owned subsidiary, Northstar Bank, Denton, Texas, that operates 24 full service banking locations in Texas and 18 full service banking locations in Colorado. As of September 30, 2016, Carlile Bancshares reported total assets of $2.3 billion, total loans of $1.5 billion, total deposits of $1.9 billion, and total equity capital of $383 million.

Under the terms of the definitive agreement, Independent Bank Group issued 8,804,751 shares of Independent Bank Group common stock as consideration for all of the outstanding securities of Carlile Bancshares and paid $19.0 million in cash to cash out options to purchase shares of Carlile Bancshares common stock.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Prior to the acquisition, Independent Bank Group operated 41 banking offices in three market regions located in the Dallas/Fort Worth, Austin and Houston, Texas areas. For more information, please visit the Company’s website at www.ibtx.com.

Contacts:

Analysts/Investors:

Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@ibtx.com

Media:

Peggy Smolen Marketing & Communications Director (972) 562-9004 psmolen@ibtx.com

Source: Independent Bank Group, Inc.